Exhibit 10.1

RETENTION AGREEMENT

THIS RETENTION AGREEMENT (the “Agreement”) entered into as of September 26, 2005, by and between Radian Group Inc., a Delaware company, (the “Company”) and Stephen Cooke (“Executive”).

WHEREAS, in light of the transition in management of the Company, the Board of Directors of the Company (the “Board”) has determined that it is appropriate to enter into a retention agreement with selected key executives whose continued service is particularly important to the welfare of the Company.

WHEREAS, Executive and the Company have entered into a Change of Control Agreement (the “CIC Agreement”), and the parties intend to coordinate the terms of this Agreement with those of the CIC Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Termination of Employment.

(a) If the Company wishes to terminate Executive’s employment by the Company and all Affiliates without Cause prior to January 1, 2007 it shall provide Executive with 180 days’ advance notice (the “Notice”), and Executive’s termination of employment shall occur on the 181st day following the Notice (the “Termination Date”). Executive shall also receive (i) 12 monthly installments of severance, at the then rate of base salary prior to any deductions, payable to Executive beginning on the Termination Date and paid in accordance with the Company’s normal payroll system, and (ii) a pro rata target cash bonus for the year of the Notice, when bonuses for that year are otherwise paid to executives generally, multiplied by a fraction, the numerator of which is the number of days in the current calendar year before the date of the Notice and the denominator of which is 365 (collectively, the “Severance Payments”). Notwithstanding anything herein to the contrary, no payments will be made hereunder in violation of Section 409A(2)(b)(i) of the Internal Revenue Code of 1986, as amended.

(b) If before the Severance Payments are made, Executive’s employment is terminated by the Company without Cause (as defined in the CIC Agreement), under circumstances in which the benefits of the CIC Agreement are applicable, Executive will receive the severance benefits provided under the CIC Agreement, but not the Severance Payments. If after the Severance Payments are begun, it is determined that the circumstances result in the benefits of the CIC Agreement being applicable, Executive will receive the severance benefits provided under the CIC Agreement, but reduced by the amount of the Severance Payments actually made.

(c) If Executive’s employment terminates for any reason other than as described in paragraph (a) or (b) above, no Severance Payments will be paid to Executive, and this Agreement shall not in any way affect the terms of the CIC Agreement.

2. Release. Notwithstanding the foregoing, the Severance Payments shall be conditioned on Executive’s executing and not revoking a written release upon such termination, substantially in the form attached as Exhibit A (the “Release”), of any and all claims against the Company and all related parties with respect to all matters arising out of Executive’s employment by the Company, or the termination thereof (other than claims based upon any entitlements under the terms of this Agreement or entitlements under any plans or programs of the Company under which Executive has accrued and is due a benefit). No payments shall be due or made under this Agreement until the eighth day following the execution of the Release without revocation.

3. Restrictive Covenants. In consideration of the benefits that may be provided by the Company to Executive under this Agreement,

(a) Non-Solicitation and Non-Hire of Company Personnel. During Executive’s employment by the Company or any Affiliate, and until the first day of the 12th month following Executive’s termination date (for any reason), Executive hereby agrees that he will not either directly or through others, solicit, hire or attempt to solicit or hire any employee, consultant or independent contractor of the Company to change or terminate his or her relationship with the Company or otherwise to become an employee, consultant or independent contractor to, for or of any other person or business entity.

(b) Proprietary Information. At all times, Executive will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with Executive’s work for the Company, or unless the Company expressly authorizes such disclosure in writing or it is required by law or in a judicial or administrative proceeding in which event Executive shall promptly notify the Company of the required disclosure and assist the Company if it determines to resist the disclosure. “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, its affiliated entities, any of its portfolio companies, investors, and partners, including but not limited to information relating to financial matters, investments, budgets, business plans, marketing plans, personnel matters, business contacts, products, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, and other works of authorship. Notwithstanding anything to the contrary herein, each of the parties hereto (and each employee, representative, or other agent of such parties) may disclose to any person, without limitation of any kind, the federal income tax treatment and federal income tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

(c) Return of Company Documents. Upon termination of Executive’s employment with the Company for any reason whatsoever, voluntarily or involuntarily, and at any earlier time the Company requests, Executive will deliver to the person designated by the Company all originals and copies of all documents and other property of the Company in Executive’s possession, under Executive’s control or to which Executive may have access. Executive will not reproduce or appropriate for Executive’s own use, or for the use of others, any property, Proprietary Information or Company Inventions.

(d) Because Executive’s services are personal and unique and Executive has had and will continue to have access to and has become and will continue to become acquainted with the Proprietary Information of the Company, and because any breach by Executive of any of the restrictive covenants contained in this Sections 3 would result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to enforce this Section 3 and any of their provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the restrictive covenants set forth in this Section 3. Executive agrees that in any action in which the Company seeks injunction, specific performance or other equitable relief, Executive will not assert or contend that any of the provisions of this Section 3 are unreasonable or otherwise unenforceable and that no bond will be required. Executive irrevocably and unconditionally (i) agrees that any legal proceeding arising out of this paragraph may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Philadelphia County, Pennsylvania, (ii) consents to the non-exclusive jurisdiction of such court in any such proceeding, and (iii) waives any objection to the laying of venue of any such proceeding in any such court. Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

4. Tax Withholding. All payments under this Agreement will be made subject to applicable federal, state and local tax withholding.

5. No Employment Rights. This Agreement will not give Executive any right to continued employment nor affect the Company’s (or an Affiliate’s) right to terminate that employment at any time.

6. Creditors; Successors. None of the rights or benefits under this Agreement shall be subject to the claims of any of Executive’s creditors, and Executive shall not have the right to alienate, anticipate, pledge, encumber or assign any of the rights or benefits under this Agreement. Executive will in all respects be an unsecured creditor of the Company. This Agreement will be binding on Executive’s heirs, executors and administrators, and on the successors and assigns of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

7. Termination and Amendment. This Agreement shall terminate immediately after the Severance Payments are paid or after the Company determines that no Severance Payments are due pursuant to Section 1. This Agreement may be amended only by written agreement between the parties.

8. Governing Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

Radian Group Inc.

By:	/s/ Howard S. Yaruss
Name:	Howard S. Yaruss
Title:	General Counsel and Secretary

/s/ Stephen Cooke
Executive

EXHIBIT A

GENERAL RELEASE

1. I,                             , for and in consideration of certain payments to be made and the benefits to be provided to me under the Retention Agreement, dated as of September 26, 2005 (the “Agreement”) with Radian Group Inc. (the “Company”), and conditioned upon such payments, do hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, stockholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter collectively included within the term the “Company”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which I ever had, now have, or hereafter may have, or which my heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of my employment with the Company to the date of these presents and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship and the termination of my employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Pennsylvania Human Relations Act, 43 PA. C.S.A. §§ 951 et seq., as amended, the Rehabilitation Act of 1973, 29 USC §§ 701 et seq., as amended, Title VII of the Civil Rights Act of 1964, 42 USC §§ 2000e et seq., as amended, the Civil Rights Act of 1991, 2 USC §§ 60 et seq., as applicable, the Age Discrimination in Employment Act of 1967, 29 USC §§ 621 et seq., as amended ( “ADEA”), the Americans with Disabilities Act, 29 USC §§ 706 et seq., and the Employee Retirement Income Security Act of 1974, 29 USC §§ 301 et seq., as amended, any contracts between the Company and me and any common law claims now or hereafter recognized and all claims for counsel fees and costs; provided, however, that this Release shall not apply to any entitlements under the terms of the Agreement or under any other plans or programs of the Company in which I participated and under which I have accrued and become entitled to a benefit other than under any Company separation or severance plan or programs and provided, further, that this Release shall not apply to any claims I may have as a stockholder of the Company so long as I am not the moving, initiating or lead party.

2. Subject to the limitations of paragraph 1 above, I expressly waive all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. I understand the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims.

3. I hereby agree and recognize that my employment by the Company was permanently and irrevocably severed on _________, 200_ and the Company has no obligation, contractual or otherwise to me to hire, rehire or reemploy me in the future. I acknowledge that the terms of the Agreement provide me with payments and benefits which are in addition to any amounts to which I otherwise would have been entitled.

4. I hereby agree and acknowledge that the payments and benefits provided by the Company are to bring about an amicable resolution of my employment arrangements and are not to be construed as an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company and that the Agreement was, and this Release is, executed voluntarily to provide an amicable resolution of my employment relationship with the Company.

5. I hereby acknowledge that nothing in this Release shall prohibit or restrict me from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization. In addition, I understand that each of the parties hereto (and each employee, representative, or other agent of such parties) may disclose to any person, without limitation of any kind, the federal income tax treatment and federal income tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

6. I hereby certify that I have read the terms of this Release, that I have been advised by the Company to discuss it with my attorney, that I have received the advice of counsel and that I understand its terms and effects. I acknowledge, further, that I am executing this Release of my own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described in the Agreement, which I acknowledge is adequate and satisfactory to me. None of the above named parties, nor their agents, representatives, or attorneys have made any representations to me concerning the terms or effects of this Release other than those contained herein.

7. I hereby acknowledge that I have been informed that I have the right to consider this Release for a period of 21 days prior to execution. I also understand that I have the right to revoke this Release for a period of seven days following execution by giving written notice to the Company at 1601 Market Street, 12th Floor, Philadelphia, PA 19103, Attention: Lead Director.

8. I hereby further acknowledge that the terms of Section 5 of the Agreement shall continue to apply for the balance of the time periods provided therein and that I will abide by and fully perform such obligations.

Intending to be legally bound hereby, I execute the foregoing Release this      day of                     , 2005.

Witness